As filed with the Securities and Exchange Commission on January 12, 2004
Registration No. 333-111146

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

To
Form S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

EMC Corporation

(Exact name of registrant as specified in its charter)

Massachusetts	04-2680009
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
176 South Street
Hopkinton, MA 10748
(508) 435-1000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Paul T. Dacier

Senior Vice President and General Counsel
EMC Corporation
176 South Street
Hopkinton, Massachusetts 10748
(508) 435-1000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

         Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:    ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

EMC Corporation

$125,000,000

4 1/2% SENIOR CONVERTIBLE NOTES

DUE APRIL 1, 2007

AND

9,055,200 SHARES OF COMMON STOCK ISSUABLE UPON

CONVERSION OF THE NOTES

       The notes were originally issued by Documentum, Inc. in a private placement in April 2002. Documentum registered the notes and the common stock issuable upon conversion of the notes under the Securities Act of 1933, as amended, in January 2003. EMC anticipates consummating its proposed acquisition of Documentum in December 2003. This prospectus will be used by selling security holders to resell their notes and the common stock issuable upon conversion of such notes.

      The notes are convertible, at the option of the note holder, at any time prior to maturity into shares of our common stock at an initial conversion price of approximately $13.80 per share, subject to adjustments in certain circumstances. The notes are our senior unsecured obligations and will rank equal in payment with any other senior unsecured indebtedness. The notes will effectively rank behind any secured debt issued by us to the extent of the value of the assets securing those debts, and will be structurally subordinated to all liabilities, including trade payables, of our subsidiaries. We will continue to pay interest on the notes on April 1 and October 1 of each year. Unless the notes are earlier converted or redeemed, they will become due and payable at maturity.

      We may redeem some or all of the notes on or after April 5, 2005 at the redemption prices set forth in this prospectus, plus accrued and unpaid interest. Holders may also require us to repurchase the notes upon specified types of change-in-control transactions.

      There is not a current public market for the notes and a public market may not develop. We do not intend to list the notes for trading on any other automated interdealer quotation system or any securities exchange. Our common stock is listed on the New York Stock Exchange under the symbol “EMC.” On December 11, 2003, the closing price of our common stock was $12.80 per share.

      The selling security holders will receive all of the net proceeds from the sale of the securities and will pay all underwriting discounts and selling commissions. We are responsible for the payment of other expenses incident to the registration of the securities.

      Investing in the notes or the common stock offered by this prospectus involves risks. See “Risk Factors” beginning on page 4.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 12, 2004

PROSPECTUS SUMMARY
RISK FACTORS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF THE NOTES
LEGAL MATTERS
EXPERTS

      You should rely only on the information contained, or incorporated by reference, in this prospectus or the registration statement. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling security holders are offering to sell, and seeking offers to buy, the notes or the shares of our common stock which are issuable upon conversion of the notes or shares of common stock which have been issued upon conversion of notes only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the notes or shares.

PROSPECTUS SUMMARY

      Because this is a summary, it may not contain all information that may be important to you. Before making an investment decision, you should read carefully the entire prospectus, including the risks of investing discussed under “Risk Factors,” on page 4, the information to which we refer you, the information incorporated by reference and the financial statements included in our other filings with the SEC.

About EMC

      EMC Corporation and its subsidiaries design, manufacture, market and support a wide range of networked storage platforms, software and related services. EMC products and services are designed to enable organizations of all types and sizes to manage, protect and share their information in the most efficient and cost-effective manner possible.

      EMC Automated Networked Storage solutions unify storage networking technologies, systems and software to meet EMC’s customer’s storage requirements in Storage Area Networks (SAN), Networked Attached Storage (NAS), Content Addressed Storage (CAS) and direct attached storage environments. These technologies enable EMC’s customers to manage many different types of information, including transactional, file-based and fixed content data. As a result, EMC’s customers are able to reduce costs, improve business continuity, increase operational flexibility and productively manage their entire storage infrastructures.

      The customers for EMC’s products are located worldwide and represent a cross-section of industries and government agencies. EMC’s customers use EMC products and services in conjunction with a variety of computing platforms, storage systems and software applications that support key business processes, including transaction processing, enterprise resource planning, customer relationship management, data warehousing, electronic commerce and web hosting. EMC solutions enable customers to consolidate, network and generate value from their digital information across heterogeneous storage systems, switches, hubs, servers and software.

      Effective as of October 20, 2003, EMC acquired LEGATO Systems, Inc. LEGATO develops, markets and supports storage software products and services worldwide. LEGATO’s solutions protect and manage information, assure the availability of applications and provide immediate access to business-critical information in distributed open systems environments. Information management within an enterprise includes the protection, recovery and archiving of data, the management of performance and operation of applications, the optimization of storage devices and media including disk and tape, and the capture, organization and immediate access to content and messages. A subsidiary of LEGATO, OTG Software, Inc., is a provider of data management and collaboration solutions that virtualized storage for any type of data while providing easy and transparent access. EMC markets these products under the XtenderSolutions brand.

      EMC expects to acquire Documentum, Inc. on or about December 18, 2003. Documentum provides enterprise content management solutions that enable organizations to unite teams, content and associated business processes. Documentum’s integrated set of content, compliance and collaboration solutions support the way people work, from initial discussion and planning through design, production, marketing, sales, service and corporate administration. This content includes everything from documents and discussions to email, web pages, records and rich media. The Documentum platform makes it possible for companies to distribute this content in multiple languages, across internal and external systems, applications and user communities.

      EMC was incorporated in Massachusetts in 1979.

      Our principal executive offices are located at 176 South Street, Hopkinton, Massachusetts, 10748, our telephone number is (508) 435-1000 and our web address is www.emc.com. You should not consider the information on EMC’s website to be a part of this prospectus.

The Offering

      The following is a brief summary of some of the terms of the notes offered for resale by this prospectus. For a more complete description of the terms of the notes, see “Description of the Notes” in this prospectus.

Notes Offered	$125,000,000 principal amount of our 4 1/2% Senior Convertible Notes due April 1, 2007.

Interest	The notes bear interest at an annual rate of 4 1/2%. We will pay interest on the notes semiannually in arrears on April 1 and October 1 of each year.

Maturity of Notes	April 1, 2007.

Conversion Rights	The notes will be convertible into approximately 72.4416 shares of our common stock, par value $0.01 per share, per $1,000 principal amount of notes, subject to adjustment in certain circumstances. This rate results in an initial conversion price of approximately $13.80 per share. See “Description of the Notes — Conversion Rights.”

Redemption of Notes at our Option	We may redeem all or a portion of the notes, at our option, on or after April 5, 2005 in cash at the redemption prices set forth in this prospectus, plus accrued and unpaid interest to, but excluding, the redemption date. See “Description of the Notes — Redemption of Notes at our Option.”

Ranking	The notes will be:

• senior unsecured obligations;

• equal in rank with any other senior unsecured indebtedness which we incur;

• junior to any secured debt to the extent of the value of the assets securing those debts; and

• structurally subordinated to all existing and future liabilities of our subsidiaries, including trade payables.

As of the date of this prospectus, the notes represented our only senior unsecured obligations and we have no long-term secured debt. As of September 30, 2003, our subsidiaries had approximately $750.7 million of liabilities, including trade payables and accrued liabilities.

The indenture under which the notes were issued does not restrict our or our subsidiaries’ ability to incur additional senior or other indebtedness. See “Description of the Notes — Ranking.”

Sinking Fund	None.

Registration Rights	Pursuant to a registration rights agreement, we have filed a shelf registration statement, of which this prospectus is a part, with the SEC with respect to the notes and the common stock issuable upon conversion of the notes. See “Description of the Notes — Registration Rights; Liquidated Damages.”

Use of Proceeds	We will not receive any of the proceeds from the resale by the selling security holders of the notes or the common stock issuable upon conversion of the notes.

Trading	The registration statement of Documentum covering the notes will be terminated as soon as practical after our acquisition of Documentum which is expected to occur on or shortly after December 18, 2003. The notes and any securities issued upon conversion of the notes may not be sold until the effective date of the registration statement of which this prospectus is a part absent an exemption from registration under the Securities Act of 1933, as amended. We do not intend to list the notes for trading on any automated interdealer quotation system or any securities exchange, and we cannot assure you about the liquidity of or the development of any trading market for the notes. Our common stock is quoted on the New York Stock Exchange under the symbol “EMC.”

Indenture and Trustee	The notes were originally issued under an indenture, dated as of April 5, 2002, between Wilmington Trust Company, as trustee, and Documentum. The Indenture is being amended as of the date we acquire Documentum, to change the conversion price, to provide that EMC will assume responsibility for the payment of principal and interest on the notes and the performance of all covenants of the Indenture to be performed by the issuer of the notes, and to provide that the notes will be convertible into shares of EMC common stock.

Risk Factors	Investing in the notes or our common stock involves risk. You should carefully consider the information under “Risk Factors” on page 4 and the other information included in this prospectus or incorporated herein by reference before investing in the notes or the common stock.

RISK FACTORS

      Before buying any of the debt securities or our common stock you should carefully consider the risks discussed in the section of our quarterly report on Form 10-Q for the quarter ended September 30, 2003 entitled “Management’s Discussion And Analysis Of Financial Condition And Results Of Operations — Factors That May Affect Future Results,” which is incorporated in this document by reference. In addition, you should consider the following risks that are specific to the notes.

The notes are subordinated to any secured indebtedness we incur and are structurally subordinated to all liabilities of our subsidiaries.

      As of September 30, 2003, we had no secured long-term indebtedness. The notes will be junior in right of payment to any secured indebtedness to the extent of the value of the assets securing those debts, and are structurally subordinated to all liabilities of our subsidiaries, including trade payables. As of September 30, 2003, our subsidiaries had approximately $750.7 million of liabilities, including trade payables and accrued liabilities. None of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes and, as a result, the notes will be structurally subordinated to all indebtedness and other obligations of our subsidiaries with respect to our subsidiaries’ assets.

Absence of a public market for the notes could cause purchasers of the notes to be unable to resell them for an extended period of time.

      We do not intend to list the notes on any automated interdealer quotation system or any securities exchange. We cannot assure you that an active trading market for the notes will develop or, if such market develops, how liquid it will be.

      If a trading market does not develop or is not maintained, holders of the notes may experience difficulty in reselling, or an inability to sell, the notes. If a market for the notes develops, any such market may be discontinued at any time. If a public trading market develops for the notes, future trading prices of the notes will depend on many factors, including, among other things, the price of our common stock into which the notes are convertible, prevailing interest rates, our operating results and the market for similar securities. Depending on the price of our common stock into which the notes are convertible, prevailing interest rates, the market for similar securities and other factors, including our financial condition, the notes may trade at a discount from their principal amount.

The price at which our common stock may be purchased on the New York Stock Exchange may be lower than the conversion price of the notes and may remain lower in the future.

      The notes being offered by this prospectus are convertible into shares of our common stock. Prior to electing to convert the notes, a note holder should compare the price at which our common stock is trading in the market to the conversion price of the notes. Our common stock is listed on the New York Stock Exchange under the symbol “EMC.” On December 11, 2003, the closing price of our common stock was $12.80 per share. The initial conversion price of the notes is approximately $13.80 per share. As discussed above, the market price of our common stock is subject to significant fluctuations. These fluctuations, as well as economic conditions generally, may adversely affect the market price of the notes.

The notes may not be rated or may receive a lower rating than anticipated.

      We believe it is unlikely that the notes will be rated. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces its rating in the future, the market price of the notes and our common stock would likely decline.

WHERE YOU CAN FIND MORE INFORMATION

      This prospectus is part of a registration statement on Form S-3 (Registration No.                     ) that we filed with the Securities and Exchange Commission, referred to as the SEC. The registration statement contains more information than this prospectus regarding us, the notes and our common stock, including certain exhibits and schedules.

      The SEC allows us to “incorporate” into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, and information that we file with the SEC subsequent to the date of this prospectus will update and supersede the information in this prospectus. We incorporate by reference the documents listed below and all future documents filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, referred to herein as the Exchange Act, until we terminate the offering of the notes and shares of common stock offered by this prospectus, including documents filed subsequent to the date of the initial registration statement and prior to its effectiveness. The following documents are incorporated by reference into this prospectus:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (SEC file number 1-9853);

•	Quarterly Report on Form 10-Q for the period ended March 31, 2003 (SEC file number 1-9853);

•	Quarterly Report on Form 10-Q for the period ended June 30, 2003 (SEC file number 1-9853);

•	Quarterly Report on Form 10-Q for the period ended September 30, 2003 (SEC file number 1-9853);

•	Current Report on Form 8-K dated October 13, 2003 and filed with the SEC on October 14, 2003 announcing the execution of the merger agreement relating to our acquisition of Documentum (SEC file number 1-9853);

•	Current Report on Form 8-K dated October 14, 2003 and filed with the SEC on October 14, 2003 announcing preliminary results for the quarter ended September 30, 2003 (SEC file number 1-9853);

•	Current Report on Form 8-K dated October 16, 2003 and filed with the SEC on October 16, 2003 announcing financial results for the quarter ended September 30, 2003 (SEC file number 1-9853;

•	Current Report on Form 8-K filed with the SEC on October 21, 2003 announcing the completion of EMC’s acquisition of LEGATO Systems, Inc.; and

•	Description of EMC’s common stock contained in the registration statement on Form 8-A field with the SEC on March 8, 1988.

      You may request a copy of these filings at no cost, by writing or calling us at the following address or telephone number:

EMC Corporation

176 South Street
Hopkinton, MA 01748
Attention: Investor Relations
(508) 435-1000

      Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into that filing.

      You may read and copy the registration statement and the reports, proxy statements and other filings we make with the SEC at the Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room of the SEC by calling the SEC at 1-800-SEC-0330.

      The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is http://www.sec.gov.

FORWARD-LOOKING STATEMENTS

      This release contains “forward-looking statements” as defined under the Federal Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) risks associated with strategic investments and acquisitions, including the challenges and costs of closing, integration, restructuring and achieving anticipated synergies associated with the acquisition of LEGATO Systems, Inc. and the announced plan to acquire Documentum, Inc.; (ii) adverse changes in general economic or market conditions; (iii) delays or reductions in information technology spending; (iv) the transition to new products, the uncertainty of customer acceptance of new product offerings, and rapid technological and market change; (v) insufficient, excess or obsolete inventory; (vi) competitive factors, including but not limited to pricing pressures; (vii) component quality and availability; (viii) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (ix) war or acts of terrorism; (x) the ability to attract and retain highly qualified employees; (xi) fluctuating currency exchange rates; and (xii) other one-time events and other important factors disclosed previously and from time to time in EMC’s filings with the U.S. Securities and Exchange Commission. EMC disclaims any obligation to update any such forward-looking statements after the date of this release.

USE OF PROCEEDS

      We will not receive any proceeds from the sale by the selling security holders of the notes or the shares of common stock issuable upon conversion of the notes.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table shows the ratio of earnings to fixed charges for us and our consolidated subsidiaries for the dates indicated.

		Years Ended December 31,
	Nine-Months Ended
	September 30, 2003	2002		2001		2000	1999	1998

Ratio of Earnings to Fixed Charges(a)	7.4	(b	)	(b	)	27.9	16.6	11.6

(a)	Earnings represent income before provision for income taxes plus fixed charges. Fixed charges represent interest expense, amortization of deferred charges on convertible notes and a reasonable approximation of the interest factor deemed to be included in rental expense.

(b)	We would have needed an additional $296.5 million and $577.0 million in additional earnings to cover our fixed charges in 2002 and 2001, respectively.

SELLING SECURITY HOLDERS

      The following table sets forth certain information as of December 31, 2003 (the latest date for which information is currently available) concerning the principal amount of notes beneficially owned by each selling security holder and the number of shares of common stock that may be offered from time to time by each selling security holder under this prospectus. The information is based on information provided by or on behalf of the selling security holders to Documentum. The number of shares of common stock issuable upon conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each holder at an initial conversion price of approximately $13.80 per share. This conversion price is subject to adjustments in certain circumstances. Because the selling security holders may offer all or some portion of the notes or the common stock issuable upon conversion of the notes, we have assumed for purposes of the table below that the selling security holders will sell all of the notes and all of common stock issuable upon conversion of the notes offered by this prospectus. In addition, the selling security holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, which we refer to herein as the Securities Act. Any holder of notes or common stock issued upon conversion of the notes who is not listed below and who desires to sell notes or stock under the registration statement of which this prospectus is part, is obligated to provide certain information to us, and we will then file an amendment or supplement to the registration statement identifying the selling holder and providing other required information relating to the selling holder.

	Principal			Principal	Shares of
	Amount of			Amount of	Common
	Notes	Shares of		Notes Owned	Stock Owned
	Beneficially	Common Stock	Common	After	After
	Owned and	Beneficially	Stock	Completion of	Completion
Name	Offered(1)	Owned(1)	Offered(1)	Offering	of Offering

Ace Tempset Reinsurance, Ltd.(2)	450,000	32,599	32,599	—	—
Akela Capital Master Fund(3)	2,000,000	144,883	144,883	—	—
Allstate Corporation	1,100,000 (4)	79,686 (5)	79,686 (5)	—	—
Arbitex Master Fund L.P.(6)	2,500,000	181,104	181,104	—	—
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.(7)	4,300,000	311,499	311,499	—	—
Argent Classic Convertible Arbitrage Fund L.P. (8)	2,100,000	152,127	152,127	—	—
Argent LowLev Convertible Arbitrage Fund Ltd. (7)	6,800,000	492,603	492,603	—	—
BP Amoco PLC Master Trust(9)	522,000	37,815	37,815	—	—
CALAMOS® Convertible Growth and Income Fund—CALAMOS®
Investment Trust (10)	2,600,000	188,348	188,348	—	—
CIBC World Markets(11)	5,500,000	398,429	398,429	—	—
Clinton Convertible Managed Trading Account 1 Limited(12)	830,000	60,127	60,127	—	—
Clinton Multistrategy Master Fund, Ltd.(12)	4,715,000	341,562	341,562	—	—
Clinton Riverside Convertible Portfolio Fund Limited(12)	4,620,000	334,680	334,680	—	—
Delta Air Lines Master Trust—High Income (2)	380,000	27,528	27,528	—	—
Deutsche Bank Securities Inc.(13)	30,500,000	2,209,469	2,209,469	—	—
Family Service Life Insurance Co.(14)	100,000	7,244	7,244	—	—
Guardian Pension Trust(14)	400,000	28,977	28,977	—	—
Guardian Life Insurance Co.(14)	2,500,000	181,104	181,104	—	—
Highbridge International LLC(15)	7,000,000	507,091	507,091	—	—

	Principal			Principal	Shares of
	Amount of	Shares of		Amount of	Common
	Notes	Common		Notes Owned	Stock Owned
	Beneficially	Stock	Common	After	After
	Owned and	Beneficially	Stock	Completion of	Completion
Name	Offered(1)	Owned(1)	Offered(1)	Offering	of Offering

Hotel Union & Hotel Industry of Hawaii Pension Plan (9)	216,000	15,647	15,647	—	—
Jefferies & Company Inc.(9)	5,000	362	362	—	—
Lincoln National Convertible Securities Fund (16)	1,000,000	72,442	72,442	—	—
Man Convertible Bond Master Fund, Ltd.
(17)	4,239,000	307,080	307,080	—	—
Microsoft Corporation—High Income(2)	1,595,000	115,544	115,544	—	—
Morgan Stanley Dean Witter Convertible Securities Trust (18)	2,000,000	144,883	144,883	—	—
Oakwood Assurance Company(10)	50,000	3,622	3,622	—	—
Oakwood Healthcare Inc. Endowment(10)	10,000	724	724	—	—
Oakwood Healthcare Inc. Funded Depreciation (10)	85,000	6,158	6,158	—	—
Oakwood Healthcare Inc. Pension(10)	165,000	11,953	11,953	—	—
Oakwood Healthcare Inc.—OHP(10)	15,000	1,087	1,087	—	—
OCM High Income Convertible Limited Partnership(2)	935,000	67,733	67,733	—	—
OCM High Income Convertible Limited Partnership II(2)	70,000	5,071	5,071	—	—
Partners Group Alternative Strategies PCC
Limited Green Delta Cell (12)	250,000	18,110	18,110	—	—
Qwest Occupational Health Trust(2)	135,000	9,780	9,780	—	—
RAM Trading, Ltd.(19)	2,000,000	144,883	144,883	—	—
RenaissanceRe Holdings, Ltd.(2)	440,000	31,874	31,874	—	—
San Diego County Employee’s Retirement Association—High Income(2)	250,000	18,110	18,110	—	—
SG Cowen Securities Corporation(20)	2,000,000	144,883	144,883	—	—
Silverback Master, Ltd.(21)	8,938,000	647,483	647,483	—	—
Sphinx Convertible Arb Fund SPC(9)	142,000	10,287	10,287	—	—
St. Thomas Trading Ltd.(17)	7,261,000	525,998	525,998	—	—
Tripar Partnership—HI(2)	450,000	32,599	32,599	—	—
UBS Warburg 642(22)	6,520,000	472,319	472,319	—	—
Vanguard Convertible Securities Fund, Inc.
(2)	2,760,000	199,939	199,939	—	—
Viacom Inc. Pension Plan Master Trust(9)	19,000	1,376	1,376	—	—

(1)	Amounts indicated may be in excess of the total amount registered due to sales or transfers since the date upon which the selling holders provided to us information regarding their notes and common stock. Share amounts represent shares of common stock issuable upon conversion of the notes. In each case it is less than 1% of our outstanding shares.

(2)	Larry W. Keele has voting and investment control over the securities held by Ace Tempest Reinsurance, Ltd., Delta Air Lines Master Trust – High Income, Microsoft Corporation – High Income, OCM High Income Convertible Limited Partnership, OCM High Income Convertible Limited Partnership II, Qwest Occupational Health Trust, RenaissanceRe Holdings, Ltd., San Diego Country Employee’s Retirement Association – High Income, Tripar Partnership – HI, and Vanguard Convertible Securities Fund, Inc. Information is as of January 5, 2004.

(3)	Anthony B. Bosco has voting and investment control over the securities held by Akela Capital Master Fund, Ltd.

(4)	Consists of $750,000 principal amount of the notes held by Allstate Insurance Company and $350,000 principal amount of the notes held by Allstate Life Insurance Company. Allstate Insurance Company and Allstate Life Insurance Company have represented that they are subsidiaries of The Allstate Corporation and are affiliates of registered broker-dealers. Allstate Insurance Company and Allstate Life Insurance Company have advised us further that they purchased the notes in the ordinary course of business and, at the time of the purchase of the notes, had no agreements or understandings, directly or indirectly, with any person to distribute the notes or the shares of common stock issuable upon conversion of the notes.

(5)	Consists of 54,331 shares of common stock issuable upon conversion of the notes held by Allstate Insurance Company and 25,354 shares of common stock issuable upon conversion of the notes held by Allstate Life Insurance Company.

(6)	Clark K. Hunt, Jonathan P. Bren and Kenneth Tannanbaum have voting and investment control over the securities held by Arbitex L.P.

(7)	Henry J. Cox has voting and investment control over the securities held by Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd. and Argent LowLev Convertible Arbitrage Fund Ltd.

(8)	Norman J. Zeigler has voting and investment control over the securities held by Argent Classic Convertible Arbitrage Fund L.P.

(9)	John Gottfurcht, George Douglas and Amy Jo Gottfurcht have voting and investment control over the securities held by BP Amoco PLC Master Trust, Hotel Union & Hotel Industry of Hawaii Pension Plan, Jefferies & Company Inc., Sphinx Convertible Arb Fund SPC and Viacom Inc. Pension Plan Master Trust. These holders were not previously included as holders in the prospectus dated January 30, 2003, prospectus supplement No. 1 dated March 27, 2003 or prospectus supplement No. 2 dated June 2, 2003.

(10)	Nick Calamos has voting and investment control over the securities held by CALAMOS® Convertible Growth and Income Fund—CALAMOS® Investment Trust, Oakwood Assurance Company, Oakwood Healthcare Inc. Endowment, Oakwood Healthcare Inc. Funded Depreciation, Oakwood Healthcare Inc. Pension and Oakwood Helathcare Inc.—OHP.

(11)	CIBC World Markets is a publicly held entity and an investment company registered under the Investment Company Act of 1940.

(12)	Mike Vacca has voting and investment control over the securities held by Clinton Convertible Managed Trading Account 1 Limited, Clinton Multistrategy Master Fund, Ltd., Clinton Riverside Convertible Portfolio Fund Limited and Partners Group Alternative Strategies PCC Limited Green Delta Cell.

(13)	Clark K. Hunt, Jonathan P. Bren and Kenneth Tannanbaum have voting and investment control over the securities held by Deutsche Bank Securities Inc. which is a registered broker-dealer and therefore an “underwriter” within the meaning of the Securities Act.

(14)	John Murphy has voting and investment control over the securities held by Family Service Life Insurance Co., Guardian Pension Trust and Guardian Life Insurance Co. These holders were not previously included as holders in the prospectus dated January 30, 2003 or prospectus supplement No. 1 dated March 27, 2003.

(15)	Jim Jordan has voting and investment control over the securities held by Highbridge International LLC.

(16)	Lincoln National Convertible Securities Fund is an Investment Company registered under the Investment Company Act of 1940.

(17)	John Hull and J.T. Hansen have voting and investment control over the securities held by Man Convertible Bond Master Fund, Ltd. and St. Thomas Trading, Ltd.

(18)	Morgan Stanley Dean Witter Convertible Securities Trust is a wholly owned subsidiary of Morgan Stanley, an investment company registered under the Investment Company Act of 1940.

(19)	It is not practicable to list all natural persons who have voting and investment control over the securities held by RAM Trading, Ltd. due to the fact that twelve persons hold such control. This holder was not previously included as a holder in the prospectus dated January 30, 2003 or prospectus supplement No. 1 dated March 27, 2003.

(20)	This selling security holder is a registered broker dealer and, therefore, is an “underwriter” within the meaning of the Securities Act. This selling security holder is also an investment company registered under the Investment Company Act of 1940.

(21)	Elliot Bossen has voting and investment control over the securities held by Silverback Master, Ltd.

(22)	UBS Warburg 642 is a wholly-owned subsidiary of UBS AG, a publicly held entity and an investment company registered under the Investment Company Act of 1940.

      Information about the selling security holders may change over time. Any changed information will be set forth in prospectus supplements and/or amendments.

PLAN OF DISTRIBUTION

      The selling security holders and their successors, which includes their pledgees, donees, partnership distributees and other transferees receiving the notes or common stock from the selling security holders in non-sale transfers, may sell the notes and the underlying common stock directly to purchasers or through underwriters, broker-dealers or agents. Underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

      The notes and the underlying common stock may be sold in one or more transactions,

•	at fixed prices;

•	at prevailing market prices at the time of sale;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

      These sales may be effected in transactions, which may involve block transactions, in the following manner:

•	on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter-market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing and exercise of options, whether these options are listed on an options exchange or otherwise.

      Selling security holders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the notes or the underlying common stock and deliver these securities to close out short positions. In addition, the selling security holders may sell the notes and the underlying common stock short and deliver the notes and underlying common stock to close out short positions or loan or pledge the notes or the underlying common stock to broker-dealers that in turn may sell such securities.

      The aggregate proceeds to the selling security holders from the sale of the notes or underlying common stock will be the purchase price of the notes or common stock less any discounts and commissions. A selling security holder reserves the right to accept and, together with their agents, to reject (except when we decide to redeem the notes in accordance with the terms of the indenture) any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

      In order to comply with the securities laws of some jurisdictions, if applicable, the holders of notes and common stock into which the notes are convertible may sell in some jurisdictions through registered or licensed broker dealers. In addition, under certain circumstances in some jurisdictions, the holders of notes and common stock into which the notes are convertible will be required to register or qualify the securities for sale or comply with an available exemption from the registration and qualification requirements.

      Our outstanding common stock is listed for trading on the New York Stock Exchange. We do not intend to list the notes for trading on any automated interdealer quotation system or on any securities exchange. We cannot guarantee that any trading market will develop for the notes.

      The selling security holders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which the notes are convertible may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the notes or the shares of the underlying common stock may be underwriting discounts and commissions under the Securities Act. Selling security holders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling security holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions. The selling security holders have also agreed to comply with the prospectus delivery requirements of the Securities Act, if any.

      In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. Each selling security holder has represented that it will not sell any notes or common stock pursuant to this prospectus except as described in this prospectus.

      If required, the specific notes or common stock to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

      In connection with our acquisition of Documentum, we will assume Documentum’s obligations under the registration rights agreement it entered into for the benefit of the holders of the notes to register the notes and common stock into which the notes are convertible under applicable federal securities laws under specific circumstances and specific times. Under the registration rights agreement, the selling security holders and, following the acquisition, us have agreed to indemnify each other and our respective directors, officers and controlling persons against, and in certain circumstances to provide contribution with respect to, specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incident to the registration of the notes and the common stock, and the selling security holders will pay all brokers’ commissions and, in connection with an underwritten offering, underwriting discounts and commissions.

DESCRIPTION OF THE NOTES

      The notes were issued under an indenture between Documentum and Wilmington Trust Company, as trustee, dated as of April 5, 2002, and we will assume Documentum’s obligations under the Indenture upon the closing of our acquisition of Documentum and the execution of the First Supplemental Indenture by us and the trustee. The following statements are subject to the detailed provisions of the indenture, as it will be modified by the First Supplemental Indenture, and are qualified in their entirety by reference to the indenture. We will provide copies of the indenture to you upon request, and it is also available for inspection at the office of the trustee. Particular provisions of the indenture which are referred to in this prospectus are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by the reference. For purposes of this summary, the terms “the Company,” “we,” “us” and “our” refer only to EMC Corporation and not to any of our subsidiaries. References to “interest” shall be deemed to include “liquidated damages” unless the context otherwise requires.

General

      The notes represent our senior unsecured obligations and rank equally with all other senior unsecured indebtedness that we may incur. However, the notes are structurally subordinated in right of payment to indebtedness of our subsidiaries and effectively subordinated to any secured debt we incur to the extent of the value of the assets securing such debt. The notes are convertible into our common stock as described under “Conversion Rights.” The notes are limited to $125,000,000 aggregate principal amount. Interest on the notes is payable semi-annually on April 1 and October 1 of each year at the rate of 4 1/2% per annum, to the persons who are registered holders of the notes at the close of business on the preceding March 15 and September 15, respectively. Unless previously redeemed, repurchased or converted, the notes will mature on April 1, 2007. The notes will be payable at the office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by us for such purpose, in the Borough of Manhattan, the City of New York. Payments in respect of the notes may, at our option, be made by check and mailed to the holders of record as shown on the register for the notes.

      The notes were issued without coupons in denominations of $1,000 and integral multiples thereof.

      Holders may present for conversion any notes that have become eligible for conversion at the office of the conversion agent, and may present the notes for registration of transfer at the office of the trustee.

      The indenture does not contain any financial covenants or any restrictions on the payment of dividends or on the repurchase of our securities. The indenture does not require us to maintain any sinking fund or other reserves for repayment of the notes.

      The notes are not subject to defeasance or covenant defeasance.

Conversion Rights

      Holders of the notes will be entitled at any time before the close of business on the date of maturity of the notes, subject to prior redemption or repurchase, to convert the notes, or portions thereof (if the portions are $1,000 or whole multiples thereof), into approximately 72.4416 shares of common stock per $1,000 of principal amount of notes. This rate results in an initial conversion price of approximately $13.80 per share. Except as described below, the number of shares into which a note is convertible will not be adjusted for dividends on any common stock issued on conversion. We will not issue fractional shares of common stock upon conversion of the notes, and instead will pay a cash adjustment based on the market price of the common stock on the last trading day prior to the conversion date. In the case of notes called for redemption, conversion rights will expire at the close of business on the date one business day prior to the redemption date.

      We are not obligated to pay accrued interest on the notes submitted for conversion. Accordingly, if a note is converted after the close of business on a record date for the payment of interest and before the opening of business on the next succeeding interest payment date, notes submitted for conversion must be accompanied by funds equal to the interest payable to the registered holder on the interest payment date on the principal amount of such notes submitted for conversion. We will then make the interest payment due on the interest payment date to the registered holder of the note on the record date. Notwithstanding anything to the contrary in this paragraph, any note submitted for conversion need not be accompanied by any funds if such note has been called for redemption on a redemption date after the close of business on a record date for the payment of interest and before the close of business on the business day following the corresponding interest payment date.

      As soon as practicable following the conversion date, we will deliver through the conversion agent a certificate for the full number of full shares of common stock into which any note is converted, together with any cash payment for fractional shares.

      We will adjust the conversion rate for:

•	dividends or distributions on shares of our common stock payable in common stock or other capital stock of ours;

•	subdivisions, combinations or certain reclassifications of our common stock;

•	distributions to all holders of common stock of certain rights or warrants entitling them for a period of 60 days or less to purchase common stock at less than the current market price at the time;

•	distributions to all holders of our common stock of our assets or debt securities or certain rights to purchase our securities, but excluding cash dividends or other cash distributions from current or retained earnings referred to in the next paragraph;

•	all-cash distributions to all or substantially all holders of our common stock in an aggregate amount that, together with:

•	any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion rate adjustment, and

•	all other all-cash distributions to all or substantially all stockholders made within the preceding 12 months not triggering a conversion rate adjustment,

        exceeds an amount equal to 15% of the market capitalization of our common stock on the business day immediately preceding the day on which we declare the distribution; or

•	the purchase of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves aggregate consideration that, together with:

•	any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion rate adjustment, and

•	all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion rate adjustment,

        exceeds an amount equal to 15% of the market capitalization of our common stock on the expiration date of the tender offer.

      Each adjustment referred to above will be made upon conclusion of the applicable event. We will not adjust the conversion rate, however, if holders of the notes are to participate in the transaction without conversion, or in certain other cases.

      To the extent that our stockholders rights plan is still in effect, upon conversion of the notes into common stock, the holders will receive, in addition to the common stock, the rights described in our stockholders rights plan, whether or not the rights have separated from the common stock at the time of conversion, subject to certain limited exceptions. If we implement a new stockholders rights plan, we will be required under the indenture to provide that the holders of notes will receive the rights upon conversion of the notes, whether or not these rights were separated from the common stock prior to conversion, subject to certain limited exceptions.

      Except as stated above or in the indenture, the number of shares issuable on conversion will not be adjusted for the issuance of common stock or any securities convertible or exchangeable for common stock, or carrying the right to purchase any of the foregoing. Except as stated above or in the indenture, the terms of the notes do not require any adjustment for rights to purchase common stock pursuant to our present or any future stockholder rights plan or pursuant to any plans we have for reinvestment of dividends or interest, or for a change in the par value of the common stock. To the extent that the notes become convertible into cash, no adjustment will be required thereafter as to cash.

      No adjustment in the conversion rate will be required unless the adjustment would require a change of at least 1% in the conversion rate then in effect; provided that any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment. We may make increases in the conversion rate in addition to those required by the foregoing provisions as we in our discretion shall determine to be advisable in order that stock-based distributions subsequently made by us to our stockholders shall not be taxable or for any other appropriate reason. We may also increase the conversion rate by any amount for a period of at least 20 days if our board of directors determines that such increase would be in the best interests of the company.

      If we are a party to a consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, at the effective time of the transaction, the right to convert a note into common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its note immediately prior to the transaction.

      In the event of:

•	a taxable distribution to holders of shares of common stock which results in an adjustment of the conversion rate; or

•	an increase in the conversion rate at our discretion,

      the holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to Federal income tax as a dividend.

Redemption of Notes at our Option

      Prior to April 5, 2005, we cannot redeem the notes. The notes will be redeemable at our option, in whole or in part, at any time on or after April 5, 2005, on any date not less than 30 nor more than 60 days after the mailing of a redemption notice to each holder of the notes to be redeemed at the address of the holder appearing in the security register. The redemption price for the notes, expressed as a percentage of principal amount, if redeemed during the twelve-month periods set forth below, is as follows:

Redemption
Period Beginning	Price

April 5, 2005	101.8%
April 2, 2006 and thereafter	100.9%

      Accrued and unpaid interest will also be paid to the redemption date.

      If we will redeem less than all of the outstanding notes, the trustee will select the notes to be redeemed on a pro rata basis in principal amounts of $1,000 or integral multiples of $1,000. If a portion of a holder’s notes is selected for partial redemption and the holder converts a portion of the notes, the converted portion shall be deemed to be the portion selected for redemption.

      No sinking fund is provided for the notes.

Change in Control Requires us to Purchase the Notes upon the request of the Holder

      In the event of a change in control (as defined below) with respect to us, each holder will have the right (whether or not we deliver the notice described below), at its option, subject to the terms and conditions of the indenture, to require us to purchase for cash all or any portion of the holder’s notes at a price equal to 100% of the principal amount of such notes tendered, plus any accrued and unpaid interest to the purchase date. Notes submitted for purchase must be in integral multiples of $1,000 principal amount. We will be required to purchase the notes no later than 30 business days after notice of a change in control has been mailed as described below. We refer to this date in this prospectus as the “change in control purchase date.”

      Within 30 business days after the occurrence of a change in control, we must mail to the trustee and to all holders of the notes at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the change in control, which notice must state, among other things:

•	the events causing a change in control;

•	the date of such change in control;

•	the last date on which a holder may exercise the purchase right;

•	the change in control purchase price;

•	the change in control purchase date;

•	the name and address of the paying agent and the conversion agent;

•	the conversion rate and any adjustments to the conversion rate;

•	that notes with respect to which a change in control purchase notice is given by the holder may be converted, if otherwise convertible, only if the change in control purchase notice has been withdrawn in accordance with the terms of the indenture; and

•	the procedures that holders must follow to exercise these rights.

      To exercise this right, the holder must deliver a written notice so as to be received by the paying agent no later than the close of business on the third business day prior to the change in control purchase date. The required purchase notice upon a change in control must state:

•	the certificate numbers of the notes to be delivered by the holder, if applicable;

•	the portion of the principal amount of the notes to be purchased, which portion must be $1,000 or an integral multiple of $1,000; and

•	that we are to purchase such notes pursuant to the applicable provisions of the notes.

      A holder may withdraw any change in control purchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day prior to the change in control purchase date. The notice of withdrawal must state:

•	the principal amount of the notes being withdrawn;

•	the certificate numbers of the notes being withdrawn, if applicable; and

•	the principal amount, if any, of the notes that remain subject to a change in control purchase notice.

      Our obligation to pay the purchase price for a note for which a change in control purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after the delivery of such change in control purchase notice. We will cause the change in control purchase price for such note to be paid promptly following the later of the change in control purchase date or the time of delivery of such note.

      If the paying agent holds money sufficient to pay the change in control purchase price of the note on the change in control purchase date in accordance with the terms of the indenture, then, immediately after the change in control purchase date, interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the change in control purchase price upon delivery of the note.

      Under the indenture, a “change in control” is deemed to have occurred at such time as:

•	any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act), other than us, our subsidiaries or their employee benefit plans, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the voting power of our common stock or other capital stock into which our common stock is reclassified or changed;

•	at any time the following persons cease for any reason to constitute a majority of our board of directors:

•	individuals who on the issue date of the notes constituted our board of directors, and

•	any new directors whose election by our board of directors or whose nomination for election by our stockholders was approved by at least a majority of the directors then still in office who were either directors on the issue date of the notes or whose election or nomination for election was previously so approved; or

•	the sale, lease or transfer of all or substantially all of our assets and property to any “person” or “group” (other than to one of our wholly-owned subsidiaries) (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act. Our grant of a security interest in our properties or assets in connection with a financing arrangement is not a conveyance, transfer or lease for the foregoing purposes.

      However, a change in control will not be deemed to have occurred if either:

•	the last sale price of our common stock for any five trading days during the ten trading days immediately preceding the change in control is at least equal to 105% of the conversion price in effect on such trading day; or

•	in the case of a merger or consolidation, all of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation constituting the change in control consists of common stock traded on a U.S. national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such change in control) and as a result of such transaction or transactions the notes become convertible solely into such common stock.

      In connection with any purchase offer in the event of a change in control, we will to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable;

•	file Schedule TO or any other required schedule with the Securities and Exchange Commission under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes upon a change in control.

      The phrase “all or substantially all” of our assets will likely be interpreted under applicable law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale, lease or transfer of “all or substantially all” of our assets has occurred, in which case a holder’s ability to require us to purchase their notes upon a change in control may be impaired. In addition, we can give no assurance that we will be able to acquire the notes tendered upon a change in control.

      The change in control purchase feature of the notes may in certain circumstances make more difficult or discourage a takeover of our Company.

      We could, in the future, enter into certain transactions, including certain capitalizations, that would not constitute a change in control with respect to the change in control purchase feature of the notes but that would increase the amount of our, or our subsidiaries’, indebtedness.

      We may not purchase the notes at the option of holders upon a change in control if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the change in control purchase price with respect to the notes.

Ranking

      The notes will be our senior unsecured obligations and will rank equally with all other senior unsecured debt that we may incur. However, the notes are effectively subordinated to any secured debt to the extent of the value of the assets securing such debt.

      In addition, the notes will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables) of our subsidiaries. Any right that we have to receive assets of any of our subsidiaries upon its liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we ourselves are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us.

      A significant portion of our operations may in the future be conducted through subsidiaries, which are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make any funds available therefor, whether by dividends, loans or other payments. The payment of dividends and loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of our subsidiaries and are subject to various business considerations.

      There are no restrictions in the indenture upon the creation of additional senior indebtedness by us, or on the creation of any indebtedness by us or any of our subsidiaries. As of September 30, 2003, we had no long-term debt outstanding. As of September 30, 2003, our subsidiaries had approximately $750.7 million of liabilities, including trade payables.

Merger or Consolidation, or Conveyance, Transfer or Lease of Properties and Assets

      The indenture provides that we may not consolidate with or merge with or into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless, among other things:

•	the resulting, surviving or transferee person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•	such person assumes all our obligations under the notes and the indenture; and

•	we or such successor person shall not immediately thereafter be in default under the indenture.

      Upon the assumption of our obligations by such a person in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture. Our grant of a security interest in our properties or assets in connection with a financing arrangement is not a conveyance, transfer or lease for the foregoing purposes.

      Although such transactions are permitted under the indenture, certain of the foregoing transactions could constitute a change in control permitting each holder to require us to purchase the notes of such holder as described in “— Change in Control Permits Purchase of the Notes by Us at the Option of the Holder.”

Events of Default

      Each of the following will be an event of default for the notes:

•	we fail to pay the principal amount, redemption price or change in control purchase price with respect to any note when such amount becomes due and payable;

•	we fail to pay accrued and unpaid interest, if any (including liquidated damages), on the notes for 30 days;

•	we fail to comply with any of our other covenants in the notes or the indenture upon receipt by us of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount of the notes then outstanding and we fail to cure (or obtain a waiver of) such default within 60 days (or, in the case of a default by us to deliver a change in control notice as provided in the indenture, 30 days) after receipt of such notice;

•	our default in the payment at the final maturity thereof, after the expiration of any applicable grace period, of principal of, or premium, if any, on indebtedness for money borrowed, other than non-recourse indebtedness, in the principal amount then outstanding of $10 million or more, or acceleration of any indebtedness in such principal amount so that it becomes due and payable prior to the date on which it would otherwise have become due and payable and such acceleration is not rescinded within 30 days after notice to us in accordance with the indenture; or

•	certain events of bankruptcy, insolvency or reorganization affecting us.

      If an event of default shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal amount of the notes plus accrued and unpaid interest, if any, on the notes accrued through the date of such declaration to be immediately due and payable. In the case of certain events of our bankruptcy, insolvency or reorganization, the principal amount of the notes plus accrued and unpaid interest, if any, accrued thereon through the occurrence of such event shall automatically become and be immediately due and payable.

Modifications of the Indenture

      We and the trustee may enter into supplemental indentures that add, change or eliminate provisions of the indenture or modify the rights of the holders of the notes with the consent of the holders of at least a majority in principal amount of the notes then outstanding. However, without the consent of each holder, no supplemental indenture may:

•	reduce the rate or change the time of payment of interest (including any liquidated damages) on any note;

•	make any note payable in money or securities other than that stated in the note;

•	change the stated maturity of any note;

•	reduce the principal amount, redemption price or change in control purchase price with respect to any note;

•	make any change that adversely affects the right of a holder to require us to purchase a note;

•	change the right to convert, or receive payment with respect to, a note, or the right to institute suit for the enforcement of any payment with respect to, or conversion of, the notes; or

•	change the provisions in the indenture that relate to modifying or amending the indenture.

      Without notice to, or the consent of, any holder of notes, we and the trustee may enter into supplemental indentures for any of the following purposes:

•	to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the notes;

•	to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

•	to secure our obligations in respect of the notes;

•	to make any changes or modifications to the indenture necessary in connection with the registration of the notes under the Securities Act and the qualification of the indenture under the Trust Indenture Act;

•	to cure any ambiguity, defect, omission or inconsistency in the indenture;

•	to provide for uncertificated notes; or

•	to make any changes that do not adversely affect the rights of any holder.

      No supplemental indenture entered into pursuant to the second, third, fourth or fifth bullets of the preceding paragraph may be entered into without the consent of the holders of a majority in principal amount of the notes, if such supplemental indenture would materially and adversely affect the interests of the holders of the notes.

      The holders of a majority in principal amount of the outstanding notes may, on behalf of the holders of all notes:

•	waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; and

•	waive any past default under the indenture and its consequences, except a default in the payment of the principal amount, accrued and unpaid interest, if any (including liquidated damages), redemption price or change in control purchase price or obligation to deliver common shares upon conversion with respect to any note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Unclaimed Money; Prescription

      If money deposited with the trustee or paying agent for the payment of principal or interest remains unclaimed for two years or such shorter period under applicable state escheat laws, the trustee and paying agent shall notify us and shall pay the money back to us at our written request. Thereafter, holders of the notes entitled to the money must look to us for payment, subject to applicable law, and all liability of the trustee and the paying agent shall cease. Other than as described in this paragraph, the indenture does not provide for any prescription period for the payment of interest and principal on the notes.

Governing Law

      The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York, without giving effect to such state’s conflict of laws principles.

Reports to Trustee

      We will regularly furnish to the trustee copies of our annual report to stockholders, containing audited financial statements, and any other financial reports which we furnish to our stockholders.

Concerning the Trustee

      The trustee for the notes is Wilmington Trust Company. The transfer agent for our common stock is EquiServe. The trustee will be permitted to deal with us and any of our affiliates with the same rights as if it were not a trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflict or resign. The holders of a majority in principal amount of all outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee; provided that such direction may not conflict with any law or the indenture, the trustee may take any other action deemed proper by the trustee that is not inconsistent with such direction or the trustee may decline to take any action that would benefit some holders to the detriment of other holders.

Form, Denomination and Registration of Notes

      The notes were issued in registered form, without interest coupons, in denominations of $1,000 and integral multiples thereof, in the form of both global securities and certificated securities, as further provided below. Notes sold in reliance on Rule 144A under the Securities Act are represented by a U.S. global security. See “— Global Securities” for more information. Notes sold to institutional accredited investors that are not qualified institutional buyers will be issued in the form of certificated securities. See “— Certificated Securities” for more information.

      The trustee is not required:

•	to issue, register the transfer of or exchange any note for a period of 15 days before a selection of notes to be redeemed or repurchased;

•	to register the transfer of or exchange any note so selected for redemption or repurchase in whole or in part, except, in the case of a partial redemption or repurchase, that portion of any of the notes not being redeemed or repurchased; or

•	if a redemption or a repurchase is to occur after a regular record date but on or before the corresponding interest payment date, to register the transfer or exchange of any note on or after the regular record date and before the date of redemption or repurchase.

      See “— Global Securities,” and “— Certificated Securities” for a description of additional transfer restrictions applicable to the notes.

      No service charge will be imposed in connection with any transfer or exchange of any note, but we may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Global Securities

      Notes resold under the registration statement, of which this prospectus forms a part, will be represented by one or more permanent global security in definitive, fully-registered form, which will be deposited with a custodian for The Depository Trust Company (“DTC”) and registered in the name of DTC or a nominee for DTC. Noteholders may hold their interests in a global security directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants.

      Except in the limited circumstances described below and in “— Certificated Securities,” holders of the notes represented by interests in a global security will not be entitled to receive the notes in certificated form. Unless and until it is exchanged in whole or in part for certificated securities, each global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

      The notes are held by DTC through its book-entry settlement system. The custodian and DTC will electronically record the principal amount of the notes represented by global securities held within DTC. Beneficial interests in the global securities will be shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a global security, DTC or such nominee will be considered the sole owner or holder of the notes represented by such global security for all purposes under the indenture and the notes. No owner of a beneficial interest in a global security will be able to transfer such interest except in accordance with DTC’s applicable procedures and the applicable procedures of its direct and indirect participants.

      Payments of principal and interest under each global security will be made to DTC’s nominee as the registered owner of such global security. We expect that the nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC. We also expect that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of us, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global security or for maintaining or reviewing any records relating to such beneficial interests.

      DTC has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depository. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

Certificated Securities

      Notes sold to institutional accredited investors that are not qualified institutional buyers will be issued and physically delivered in certificated form only and may not be represented by an interest in a global security.

      A certificated security may be transferred to a person who wishes to hold a certificated security only upon receipt by the trustee of an institutional accredited investor certificate of the transferee, together with an opinion of counsel and such other certifications and evidence as we may reasonably require in order to determine that the proposed transfer is being made in compliance with the Securities Act. Any such transfer of certificated securities to an institutional accredited investor must involve notes having a principal amount of not less than $100,000. The restrictions on transfer described in this paragraph will not apply (1) to notes sold pursuant to a registration statement under the Securities Act or (2) after such time (if any) as we determine and instruct the trustee that the notes are eligible for resale pursuant to Rule 144(k) under the Securities Act. There is no assurance that the notes will become eligible for resale pursuant to Rule 144(k). Notwithstanding the foregoing, certificated securities that do not bear a restricted legend will not be subject to the restrictions described above applicable to transfers to persons who will hold in the form of beneficial interests in certificated securities.

      If DTC notifies us that it is unwilling or unable to continue as depositary for a global security and a successor depositary is not appointed by us within 90 days of such notice, or an event of default has occurred and the trustee has received a request from DTC, the trustee will exchange each beneficial interest in that global security for one or more certificated securities registered in the name of the owner of such beneficial interest, as identified by DTC. Any such certificated security issued in exchange for a beneficial interest in the global security will bear a restricted legend and accordingly will be subject to the restrictions on transfer applicable to certificated securities bearing such restricted legends.

Same-Day Settlement and Payment

      The indenture requires that payments in respect of the notes represented by the global securities be made by wire transfer of immediately available funds to the accounts specified by holders of the global securities. With respect to notes in certificated form, we will make all payments by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each holder’s registered address.

      Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

Purchase and Cancellation

      All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

      We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us, may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any notes held by us or one of our subsidiaries shall be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of note holders.

Registration Rights; Liquidated Damages

      Documentum and USB Warburg LLC, the initial purchaser, entered into a registration rights agreement on April 5, 2002, whose terms will be binding upon us upon completion of our acquisition of Documentum. Pursuant to the registration rights agreement, we agreed to file the shelf registration statement, of which this prospectus is a part, to cover resales of registrable securities by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. Notwithstanding the foregoing, we will be permitted to prohibit offers and sales of registrable securities pursuant to the shelf registration statement under certain circumstances and subject to certain conditions (any period during which offers and sales are prohibited being referred to as a “suspension period”). “Registrable securities” means each note and any underlying share of common stock until the earlier of (x) the date on which such note or underlying share of common stock has been effectively registered under the Securities Act and disposed of, whether or not in accordance with the shelf registration statement, and (y) the date which is two years after the date of original issue of such note.

      Holders of the registrable securities will be required to deliver information to be used in connection with, and to be named as selling security holders in, the shelf registration statement within the periods set forth in the registration rights agreement in order to have their registrable securities included in the shelf registration statement. If a holder fails to do so, the registrable securities held by such holder will not be entitled to be registered and such holder will not be entitled to receive any of the liquidated damages described in the following paragraph. There can be no assurance that we will be able to maintain an effective and current registration statement as required. The absence of such a registration statement may limit the holder’s ability to sell such registrable securities or adversely affect the price at which such registrable securities can be sold.

      If the shelf registration statement ceases to be effective (without being succeeded by an additional registration statement filed and declared effective in accordance with section 2(b) of the registration rights agreement) or usable for the offer and sale of registrable securities for a period of time (including any suspension period) which shall exceed 30 days in the aggregate in any 3-month period or 120 days in the aggregate in any 12-month period, (each such event referred to in the bullets above being referred to as a “registration default”), we will pay liquidated damages to each holder of registrable securities who has timely provided the required selling security holder information to us. The amount of liquidated damages payable during any period during which a registration default shall have occurred and be continuing is:

•	in the case of the notes, at a rate per year equal to 0.25% for the first 90-day period, at a rate per year equal to 0.50% for the next succeeding 90-day period and at a rate per year equal to 0.75% thereafter of the aggregate principal amount of such notes, or

•	in the case of common stock issued upon conversion of the notes, at a rate per year equal to 0.25% for the first 90-day period, at a rate per year equal to 0.50% for the next succeeding 90-day period and 0.75% thereafter of the then applicable conversion price (as defined below).

      So long as a registration default continues, we will pay liquidated damages in cash on April 1 and October 1 of each year to the holder of record of the notes or shares of common stock issued upon conversion of the notes, as the case may be, on the immediately preceding March 15 or September 15. Following the cure of all registration defaults, liquidated damages will cease to accrue with respect to such registration default.

      The term “applicable conversion price” means, as of any date of determination, $1,000 divided by the conversion rate then in effect as of the date of determination or, if no notes are then outstanding, the conversion rate that would be in effect were the notes then outstanding.

      The foregoing summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the registration rights agreement. Copies of the registration rights agreement are available from us or the initial purchaser upon request.

LEGAL MATTERS

      Paul T. Dacier, Senior Vice President and General Counsel of EMC will pass upon the validity of the securities being offered by this prospectus. Mr. Dacier owns shares of our common stock and holds options to purchase shares of EMC common stock.

EXPERTS

      The consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

      The following table sets forth the costs and expenses payable by the registrant in connection with the resale of the securities being registered. All amounts are estimated except the SEC registration fee.

SEC registration fee	$10,113
Printing	7,000
Accounting fees and expenses	10,000
Legal fees and expenses	25,000
Miscellaneous	2,000

Total	$54,113

Item 15.	Indemnification of Directors and Officers

      Section 67 of Chapter 156B of the General Laws of the Commonwealth of Massachusetts authorizes a Massachusetts corporation to indemnify any director, officer, employee or other agent of the corporation, any person who serves at its request as a director, officer, employee or other agent of another organization, or any person who serves at its request in any capacity with respect to any employee benefit plan, to whatever extent specified in or authorized by (i) the articles of organization, (ii) a by-law adopted by the stockholders or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors.

      The Registrant’s Restated Articles of Organization include a provision that eliminates the personal liability of each of its directors for monetary damages for breach of fiduciary duty as a director to the extent provided by applicable law, notwithstanding any provision of law imposing such liability, except for liability, to the extent required by Section 13(b)(1 1/2) or any successor provision of the Massachusetts Business Corporation Law, (a) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under sections 61 or 62 of the Massachusetts Business Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit.

      In addition, the Registrant’s Amended and Restated By-laws provide that (a) the Registrant shall, to the extent legally permissible, indemnify each of its directors and officers (including persons who act at its request as directors, officers or trustees of another organization or in any capacity with respect to any employee benefit plan) against all liabilities and expenses, except with respect to any matter as to which such director or officer shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such individual’s action was in the best interests of the Registrant or, to the extent that such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan; (b) the Registrant is authorized to pay expenses, including counsel fees, from time to time reasonably incurred by any director or officer in connection with the defense or disposition of any such action, suit or other proceeding in advance of the final disposition thereof upon receipt of an undertaking by such director or officer to repay to the Registrant the amounts so paid by the Registrant if it is ultimately determined that indemnification for such expenses is not authorized under the Amended and Restated Bylaws; (c) the right of indemnification under the Amended and Restated By-laws shall not be exclusive of or affect any other rights to which any director or officer may be entitled by contract or otherwise under law.

      The Registrant has entered into indemnification agreements with its directors and executive officers providing for the indemnification of such director or executive officer, as applicable, to the extent legally permissible and the payment of expenses, including counsel fees reasonably incurred in connection with the defense or disposition of any action, suit or other proceeding in which such individual may be involved by reason of such individual being or having been a director or officer of the Registrant.

Item 16.	Exhibits

Exhibit
Number		Description

4.	1**	Registration Rights Agreement, dated April 5, 2002, between Documentum, Inc. and UBS Warburg LLC
4.	2**	Indenture between Documentum, Inc. and Wilmington Trust Company, as Trustee, dated as of April 5, 2002
4.	3**	Form of First Supplemental Indenture between EMC Corporation and Wilmington Trust Company, as Trustee
5.	1*	Opinion of Paul T. Dacier, Esq.
12.	1**	Statement regarding Computation of Ratio of Earnings to Fixed Charges
23.	1**	Consent of Paul T. Dacier, Esq. (contained in opinion filed as Exhibit 5.1)
23.	2**	Consent of PricewaterhouseCoopers LLP.
24.	1**	Power of Attorney (included on the signature page of this Form S-3 and incorporated herein by reference)
25.	1**	Statement of Eligibility of Trustee (Form T-1)

*	To be filed as an exhibit to a current report on Form 8-K and incorporated into this registration statement by reference.

**	Incorporated by reference from Registration Statement on Form S-3 (File No. 333-111146) filed December 12, 2003.

Item 17.	Undertakings

      A.     The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs A(1)(a) and A(1)(b) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the

Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      B.     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      C.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hopkinton, Commonwealth of Massachusetts, on the 9th day of January, 2004.

EMC CORPORATION

By:	/s/ PAUL T. DACIER

Paul T. Dacier
Senior Vice President and General Counsel

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints William J. Teuber, Jr. and Paul T. Dacier, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

* * * *

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 has been signed by the following persons in the designated capacities on January 9, 2004.

Signature	Title	Date

* Michael C. Ruettgers	Executive Chairman of the Board of Directors

* Joseph M. Tucci	President, Chief Executive Officer and Director (Principal Executive Officer)

* William J. Teuber, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* Mark A. Link	Vice President and Chief Accounting Officer (Principal Accounting Officer)

* Michael J. Cronin	Director

Signature		Title	Date

* Gail Deegan		Director

* W. Paul Fitzgerald		Director

* Windle B. Priem		Director

* David N. Strohm		Director

* Alfred M. Zeien		Director

*By:	/s/ PAUL T. DACIER --------------------------------- Paul T. Dacier	Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit
Number		Description

4	.1**	Registration Rights Agreement, dated April 5, 2002, between Documentum, Inc. and UBS Warburg LLC
4	.2**	Indenture between Documentum, Inc. and Wilmington Trust Company, as Trustee, dated as of April 5, 2002
4	.3**	Form of First Supplemental Indenture between EMC Corporation and Wilmington Trust Company, as Trustee
5	.1*	Opinion of Paul T. Dacier, Esq.
12	.1**	Statement regarding Computation of Ratio of Earnings to Fixed Charges
23	.1**	Consent of Paul T. Dacier, Esq. (contained in opinion filed as Exhibit 5.1)
23	.2**	Consent of PricewaterhouseCoopers LLP.
24	.1**	Power of Attorney (included on the signature page of this Form S-3 and incorporated herein by reference)
25	.1**	Statement of Eligibility of Trustee (Form T-1)

*	To be filed as an exhibit to a current report on Form 8-K and incorporated into this registration statement by reference.

**	Incorporated by reference from Registration Statement on Form S-3 (File No. 333-111146) filed December 12, 2003.